CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into effective as of September 17, 2004, (the “Effective Date”) by and between CeriStar, Inc., a Delaware corporation, (the “Company”), whose address is 50 West Broadway, Suite 1100, Salt Lake City, Utah 84101 and Trufello Associates, Ltd. (the “Consultant”), whose address is Hunkins Waterfront Plaza, P.O. Box 556, Main Street, Memorial Square, Nevis, West Indies.

Recitals

A. The Company wishes to engage the services of the Consultant to advise and consult with the Company on certain business and financial matters as set forth in this Agreement.

B. The Consultant has extensive experience in investment banking, business and financial consulting, and entrepreneurial executive management. As a result, the Consultant has the expertise to advise and assist the Company in developing a successful business plan, and in evaluating businesses that may be likely candidates to strategically partner with the Company.

C. The Company wishes to engage the services of the Consultant as an independent contractor to advise and consult with it with respect to (i) developing a successful business plan, (ii) exploring strategic alliances, partnering opportunities and other cooperative ventures, (iii) evaluating possible acquisition and strategic partnering candidates, and marketing opportunities for the Company, (iv) the Company’s business development activities, including major geographic and service expansion plans, (v) the Company’s merger and acquisition strategies, including the evaluation of targets and the structuring of transactions; (vi) the Company’s employee relations; and (vii) the Company’s marketing strategy; all on the terms and subject to the conditions set forth in this Agreement.

D. The Consultant is willing to accept such engagement, on the terms set forth in this Agreement.

Now therefore, in consideration of the foregoing recitals and the mutual covenants and obligations contained in this Agreement, including the payment of fees and other good and valuable consideration contained herein, the parties agree as follows:

1. Engagement.

1.1. Engagement. The Company hereby engages the Consultant to perform the Services, as defined and set forth in paragraph 1.4, for the Term as defined and set forth in paragraph 1.2, and the Consultant hereby accepts this engagement, on the terms and subject to the conditions set forth in this Agreement

1.2. Term. The term of the Consultant’s engagement under this Agreement shall be for the period beginning on the Effective Date and ending when terminated as provided in paragraph 4 below.

1.3. Relationship. The relationship between the Company and the Consultant created by this Agreement is that of independent contractors, and the Consultant is not and shall not be deemed to be an employee of the Company for any purpose.

1.4. Services. The following services (the “Services”) shall be rendered, from time to time by the Consultant during the Term, as the Company may request, solely for the Company’s benefit and not for the benefit of any third party:

(a) Assist management with the development of a successful business plan for the Company.

(b) Explore strategic alliances, partnering opportunities and other cooperative ventures for the Company within and without the Company’s present industry focus.

(c) Evaluate possible acquisition and strategic partnering candidates, and marketing opportunities for the Company.

(d) Evaluate the Company’s business development activities, including major geographic and service expansion plans.

(e) Evaluate the Company’s merger and acquisition strategies, including the evaluation of targets and the structuring of transactions.

(f) Evaluate the Company’s employee relations.

(g) Evaluate the Company’s marketing strategy.

(h) Advise and consult with the Company’s board of directors (the “Board”) and executive officers with respect to any of the above described matters.

1.5. No Capital Raising Services. The Services do not include consulting with or advising or assisting the Company, in any manner (i) in connection with the offer or sale of securities in any capital-raising transaction, or (ii) to directly or indirectly promote or maintain a market for any of the Company’s securities.

1.6. No Investment Advisory or Brokerage Services; No Legal Services. The Services do not include requiring the Consultant to engage in any activities for which an investment advisor’s registration or license is required under the U.S. Investment Advisors Act of 1940, or under any other applicable federal or state law; or for which a “broker’s” or “dealer’s” registration or license is required under the U.S. Securities Exchange Act of 1934, or under any other applicable federal or state law. Consultant’s work on this engagement shall not constitute the rendering of legal advice, or the providing of legal services, to the Company. Accordingly, Consultant shall not express any legal opinions with respect to any matters affecting the Company. Consultant’s work on this engagement shall not consist of effecting transactions in the Company’s securities and Consultant shall not provide any securities broker-dealer services to the Company.

1.7. Location. The Company and the Consultant intend that the Services shall be rendered primarily from the Consultant’s offices in Nevis, West Indies and may be rendered by telephone and e-mail communication. The Consultant understands and acknowledges it may be necessary to travel to perform the Services, and that the Consultant shall be required to do so at its own expense (the Consultant’s Fee having been agreed to in consideration thereof). The Consultant shall not be required to perform any services in the United States, or in any manner that would subject the Consultant’s Fee defined in paragraph 2.1 below to United States federal or state income taxation. The Consultant shall, if requested by the Company and at the Company’s expense, attend meetings of the Company’s board of directors (the “Board”) at reasonable times, provided that the Company shall have provided the Consultant with an opinion of tax counsel satisfactory to the Consultant that doing so will not subject the Consultant’s Fee to United States federal income taxation. The Consultant shall be reasonably available by telephone to consult with the Board at regular and special meetings thereof.

1.8. Time; Non-exclusive. The Consultant shall devote as much time to the performance of the Services as is reasonably necessary, but the Consultant shall not be required to devote any fixed number of hours or days to the performance of the Services. The Company recognizes that the Consultant has and will continue to have other clients and business, and agrees that this engagement is non-exclusive.

1.9. Support Staff and Facilities. The Consultant shall furnish its own support staff, office, telephone, and other facilities and equipment necessary to the performance of the Services, and the Company shall not be required to provide the Consultant with any such staff, facilities or equipment.

1.10. Confidentiality. The Consultant shall not disclose any non-public, confidential or proprietary information, including but not limited to confidential information concerning the Company’s products, methods, engineering designs and standards, analytical techniques, technical information, customer information, or employee information, unless required to do so by applicable law.

2.  Consultant’s Fees and Expenses.

2.1. The Consultant’s Fee. The Consultant agrees to accept compensation for its services under this Agreement in the form of shares of the Company’s common stock, rather than in cash, on the following terms:

(a) The Company shall issue and deliver to the Consultant, as a fee for its Services under this Agreement (the “Consultant’s Fee”) 512,000 of the Company’s Common Stock (the “Shares”), 1,000,000 Class A Warrants each to purchase one share of common stock at a price of $.035 per share and 600,000 Class B Warrants each to purchase one share of common stock at a price of $.28 per share (the “Warrants”) at any time prior to the expiration of six months after the date hereof, all of which shall be fully earned and non-refundable in consideration of its execution of this Agreement. The Company shall issue the Shares and Warrants in the name of Roger Brewer, the Consultant’s Nominee Advisor.

(b) In connection with the formation of a strategic plan for 2004, the Board adopted a directors and officers stock option and stock award plan (the “Plan”). The Company filed a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) that registers the issuance of shares of common stock, preferred stock and options under the terms of the Plan. The Company shall issue the Consultant’s Fee pursuant to and in accordance with the Plan. The certificates representing the Shares and Warrants shall be free and clear of any legends or restrictions.

(c) The Company shall issue instructions to its transfer agent to issue the certificates representing the Shares and Warrants, free and clear of any legend, restriction or stop order, and deliver the shares, so registered, to Consultant. The Company warrants that the Shares and Warrants as well as the shares of common stock usable upon their conversion shall be freely transferable on the books and records of the Company. Nothing in this Section 2.1(c) shall affect in any way the Consultant’s obligations and agreement to comply with all applicable securities laws upon resale of the Shares and Warrants as well as the shares of common stock usable upon their conversion.

(d) If the Company shall merge or consolidate with or into another corporation for the purpose of changing the corporate domicile, then, as a result of such consolidation or merger, the Company, or such successor, as the case may be, shall make lawful and adequate provision whereby the holder of the Shares and Warrants shall receive the kind and amount of securities receivable immediately prior to such consolidation or merger without the necessity of any further action on the part of either the Company or the holder of the Shares and Warrants.

2.2. Offset; Withholding; Taxes. The Company shall pay the Consultant’s Fee to the Consultant without offset, deduction or withholding of any kind or for any purpose. The Consultant shall pay any federal, state and local taxes payable by it with respect to the Consultant’s Fee, and shall indemnify the Company against and hold it harmless from any such taxes.

2.3. The Consultant’s Expenses. Except for expenses incurred in attending meetings of the Board as set forth in paragraph 2.7 above and such other expenses as the Company shall first expressly agree in writing to pay or reimburse to Consultant, the Consultant shall pay all expenses incurred by it in connection with its performance of the Services under this Agreement.

3. Representations, Warranties and Covenants:

3.1. Representations and Warranties of the Company. The Company represents and warrants to and covenants with the Consultant that:

(a) Incorporation, Good Standing, and Due Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware; has the corporate power and authority to own its assets and to transact the business in which it is now engaged and proposes to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

(b) Power and Authority. The execution, delivery and performance by the Company of this Agreement, including the issuance of the Shares and Warrants have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Company’s shareholders; (ii) contravene the Company’s articles of incorporation or bylaws; (iii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Company; (iv) result in a breach of or constitute a default under any agreement or other instrument to which the Company is a party.

(c) Legally Enforceable Agreement. This Agreement is the, legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

(d) The Shares and Warrants. The Shares and Warrants as well as the shares of common stock usable upon their conversion are duly and validly authorized, and when issued will be fully paid and nonassessable.

3.2. Representations and Warranties of the Consultant. The Consultant represents and warrants to and covenants with the Company that:

(a) Incorporation, Good Standing, and Due Qualification. The Consultant is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own its assets and to transact the business in which it is now engaged and proposes to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

(b) Power and Authority. The execution, delivery and performance by the Consultant of this Agreement, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Consultant’s stockholders; (ii) contravene the Consultant’s charter or bylaws; (iii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Consultant; (iv) result in a breach of or constitute a default under any agreement or other instrument to which the Consultant is a party.

(c) Legally Enforceable Agreement. This Agreement is the legal, valid and binding obligation of the Consultant, enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

(d) The Consultant is an accredited investor as defined in SEC Rule 501(a).

(e) The Consultant has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its election to receive the Consultant’s Fee in the form of the Shares and Warrants, rather than in cash.

(f) Roger Brewer, is the Consultant’s Nominee Advisor.

(g) Neither Consultant nor Mr. Brewer:

(i) is the subject of any court order, judgment or decree, not subsequently reversed, suspended or vacated, permanently or temporarily enjoining it or him from, or otherwise limiting their involvement in any of the following activities:

(A) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission (“CFTC”) or any associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(B) Engaging in any type of business practice; or

(C) Engaging in any activity in connection with the purchase or sale of any security or commodity, or in connection with any violation of federal or state securities laws or federal commodities laws.

(ii) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days its or his right to engage in any activity described in subparagraph (i) above, or to be associated with persons engaged in any such activity.

(iii) was found by a court in a civil action or by the Securities and Exchange Commission (“SEC”) to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated.

(iv) was found by a court in a civil action or by the CFTC to have violated any federal commodities law, and the judgment in such civil action or finding by the CFTC has not been subsequently reversed, suspended or vacated.

4. Termination. This Agreement may not be terminated prior to the expiration of the Term:

5. Confidential Information.

5.1. The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information. The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its subsidiaries. The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its subsidiaries. By reason of his being a Consultant to the Company, Consultant has or will have access to, and will obtain, specialized knowledge, trade secrets and confidential information about the Company’s operations and the operations of its subsidiaries, which operations extend through the United States. Therefore, Consultant recognizes that the Company is relying on these agreements in entering into this Agreement.

5.2 During and after the Term Consultant will not use, disclose to others, or publish any inventions or any confidential business information about the affairs of the Company, including but not limited to confidential information concerning the Company’s products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, and other confidential information acquired by him in the course of his past or future services for the Company. Consultant agrees to hold as the Company’s property all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company’s business and affairs, whether made by him or otherwise coming into his possession, and on termination of his consultancy, or on demand of the Company, at any time, to deliver the same to the Company within twenty four hours of such termination or demand.

5.3 During the Term Consultant will not induce any employee of the Company to leave the Company’s employ or hire any such employee (unless the Board of Directors of the Company shall have authorized such employment and the Company shall have consented thereto in writing).

6. General Provisions.

6.1. Entire Agreement; Modification; Waivers. This Agreement contains the entire agreement of the parties, and supersedes any prior agreements with respect to its subject matter. There are no agreements, understandings or arrangements of the parties with respect to the subject matter of this Agreement that are not contained herein. This Agreement shall not be modified except by an instrument in writing signed by the parties. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the party making the waiver. The waiver of any provision of this Agreement shall not be deemed to be a waiver of any other provision or any future waiver of the same provision.

6.2. Notices. All notices given under this Agreement shall be in writing, addressed to the parties as set forth below, and shall be effective on the earliest of (i) the date received, or (ii) on the second business day after delivery to a major international air delivery or air courier service (such as Federal Express or Network Couriers):

If to the Company: CeriStar, Inc. 50 West Broadway, Suite 1100 Salt Lake City, Utah 84101 Attention: Paul D. Hamm, CEO	If to the Consultant: Trufello Associates, Ltd. Hunkins Waterfront Plaza P.O. Box 556, Main Street Memorial Square Nevis, West Indies Attention: Roger Brewer, President

6.3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that if any provision of this Agreement is unenforceable under such law but is enforceable under the laws of the State of Delaware, then Delaware law shall govern the construction and enforcement of that provision.

6.4. Jurisdiction and Venue. The courts of the State of New York sitting in City of New York, Burrough of Manhattan (the “Manhattan Courts”) shall have exclusive jurisdiction to hear, adjudicate, decide, determine and enter final judgment in any action, suit, proceeding, case, controversy or dispute, whether at law or in equity or both, and whether in contract or tort or both, arising out of or related to this Agreement, or the construction or enforcement hereof or thereof (any such action, suit, proceeding, case, controversy or dispute, a “Related Action”). The Company and the Consultant hereby irrevocably consent and submit to the exclusive personal jurisdiction of the Manhattan Courts to hear, adjudicate, decide, determine and enter final judgment in any Related Action. The Company and the Consultant hereby irrevocably waive and agree not to assert any right or claim that it is not personally subject to the jurisdiction of the Manhattan Courts in any Related Action, including any claim of forum non conveniens or that the Manhattan Courts are not the proper venue or form to adjudicate any Related Action. If any Related Action is brought or maintained in any court other than the Manhattan Courts, then that court shall, at the request of the Company or the Consultant, dismiss that action. The parties may enter a judgment rendered by the Manhattan Courts under this Agreement for enforcement in the courts of Delaware and the party against whom such judgment is taken will not contest the authority of such courts to enforce such a judgment.

6.5. Waiver of Jury Trial. The Company and the Consultant hereby waive trial by jury in any Related Action.

6.6 Attorney’s Fees. The prevailing party in any Related Action shall be entitled to recover that party’s costs of suit, including reasonable attorney’s fees.

6.7 Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of the parties and their respective successors in interest.

6.8 Construction, Counterparts. This Agreement shall be construed as a whole and in favor of the validity and enforceability of each of its provisions, so as to carry out the intent of the parties as expressed herein. Headings are for the convenience of reference, and the meaning and interpretation of the text of any provision shall take precedence over its heading. This Agreement may be signed in one or more counterparts, each of which shall constitute an original, but all of which, taken together shall constitute one agreement. A faxed copy or photocopy of a party’s signature shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date

The Company:	The Consultant:

CERISTAR, INC.	TRUFELLO ASSOCIATES LTD.

By /s/ Paul D. Hamm	By /s/ Roger Brewer
Paul D. Hamm, CEO	Roger Brewer, Nominee Advisor/Authorized Signatory